News

Release

Evans Bancorp, Inc.  6460 Main Street, Williamsville, NY 14221

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Net Income of $2.3 Million

In First Quarter 2024

WILLIAMSVILLE, NY, April 30, 2024 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported results of operations for the first quarter ended March 31, 2024.

HIGHLIGHTS

"	First quarter net interest margin of 2.79% expanded 4 basis points sequentially
"	Total loan balances of $1.7 billion up $63 million, or 4%, year-over-year
"	Robust loan pipeline of $95 million
"	Total deposits of $1.9 billion increased $173 million, or 10%, in the quarter, and were up $41 million, or 2%, from the end of last year’s first quarter
"	Comparative periods include business activity relating to The Evans Agency (TEA) prior to the sale to Arthur J. Gallagher & Co. on November 30, 2023

Net income was $2.3 million, or $0.42 per diluted share, in the first quarter of 2024, compared with
$10.2 million, or $1.85 per diluted share, in the fourth quarter of 2023 and $5.8 million, or $1.06 per diluted share, in last year’s first quarter.  Net income for the fourth quarter of 2023 included a gain of $14 million, net of taxes, from the sale of TEA, $1.5 million of insurance revenue recognized prior to the sale, and a pretax loss on the sale of investment securities of $5 million.  The change in net income from prior-year period was due to lower net interest income of $3.4 million, an increase in loan provision of $0.9 million, and a decrease in non-interest income of $1.8 million, partially offset by a decrease in non-interest expense of $1.6 million. Return on average equity was 5.28% for the first quarter of 2024, compared with 25.73% in the fourth quarter of 2023 and 14.97% in the first quarter of 2023.

David J. Nasca, President and CEO of Evans Bancorp, Inc., commented, “First quarter results reflect solid performance across key business segments.  Against a continuing challenging environment our net interest margin demonstrated resilience, expanding slightly.  While the cost of funding continues to rise, the rate of increase is decelerating which implies a positive outlook.  Success in deposit gathering during the quarter lays a strong foundation for future asset growth.  We are particularly optimistic relative to our significant loan pipeline approximating $95 million.  The pipeline expansion has been bolstered by strategic investments in our commercial banking team, notably within the Rochester market area.  This talent has us positioned favorably to capitalize on emerging opportunities. We continue to have a relentless focus on expense management as operating efficiency fortifies our results and, along with the capital that was strengthened last quarter with the proceeds from the sale of our insurance agency, supports our position as we navigate through economic pressure which is expected to persist for a period of time.”

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

Net Interest Income
($ in thousands)

	1Q 2024	4Q 2023	1Q 2023

Interest income	$25,374	$25,205	$23,365
Interest expense	11,467	11,259	6,040
Net interest income	13,907	13,946	17,325
Provision for credit losses	266	282	(654)
Net interest income after provision	$13,641	$13,664	$17,979

Net interest income of $13.9 million was flat compared with the fourth quarter of 2023 but was $3.4 million, or 20%, lower from last year’s first quarter as a result of higher interest expense related to the increased cost of interest-bearing liabilities produced by competitive pricing on deposits.

First quarter net interest margin of 2.79% increased 4 basis points from the trailing fourth quarter but decreased 67 basis points from the prior-year period.  The yield on loans increased 13 basis points compared with the fourth quarter and 40 basis points year-over-year.  The cost of interest-bearing liabilities was 3.04% compared with 2.87% in the fourth quarter of 2023 and 1.65% in the first quarter of 2023.

The $0.3 million provision for credit losses in the current quarter was due to slower prepayment rates, and higher net loan charge-offs, partially offset by improving economic factors.

Asset Quality
($ in thousands)

	1Q 2024	4Q 2023	1Q 2023

Total non-performing loans	$27,977	$27,325	$24,084
Total net loan charge-offs	93	11	(4)
Non-performing loans / Total loans	1.62%	1.59%	1.45%
Net loan charge-offs / Average loans	0.02%	-%	-%
Allowance for loan losses / Total loans	1.29%	1.28%	1.30%

Non-Interest Income
($ in thousands)
	1Q 2024	4Q 2023	1Q 2023

Deposit service charges	$681	$670	$613
Insurance service and fee revenue	149	1,613	2,429
Bank-owned life insurance	246	230	224
Interchange fee income	466	510	493
Gain on sale of insurance agency	-	20,160	-
Loss on sale of investment securities	-	(5,044)	-
Other income	725	412	354
Total non-interest income	$2,267	$18,551	$4,113

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

Total non-interest income was down $16.3 million from the sequential quarter.  The reduction from the fourth quarter of 2023 was due to the gain on sale of TEA of $20.2 million, and $1.5 million in TEA insurance revenue offset by the $5.0 million investment loss which were all recognized in the sequential quarter.  The remaining increase in non-interest income from the fourth quarter was primarily due to an increase in the value of mortgage servicing rights.

Total non-interest income was down $1.8 million when compared with the first quarter of 2023.  The majority of the reduction was related to $2.3 million in TEA insurance revenue recognized in the first quarter of 2023.  This was offset by an increase in the value of mortgage servicing rights during the first quarter of 2024.

Non-Interest Expense
($ in thousands)
	1Q 2024	4Q 2023	1Q 2023

Salaries and employee benefits	$7,837	$10,251	$9,413
Occupancy	1,157	1,078	1,173
Advertising and public relations	171	296	156
Professional services	895	1,003	883
Technology and communications	1,409	1,545	1,356
Amortization of intangibles	4	67	100
FDIC insurance	325	350	350
Other expenses	1,129	1,710	1,071
Total non-interest expenses	$12,927	$16,300	$14,502

Non-interest expenses decreased $3.4 million from the sequential quarter and $1.6 million from the prior-year period.

The decrease in non-interest expenses from the fourth quarter of 2023 was due to lower incentive accruals of $2.1 million, and $1.0 million of non-interest expenses related to TEA, primarily salaries and employee benefits, that were recognized during the fourth quarter of 2023 prior to the sale.  In addition, $0.3 million of charitable contributions, and $0.1 million of pension settlement expenses of which both were included in other expenses during the sequential quarter.

The decrease in non-interest expenses from the first quarter of 2023 was due to $1.8 million of non-interest expenses relating to TEA, of which salaries and employee benefits was $1.5 million.  During the first quarter of 2023 salaries and employee benefits, excluding the $1.5 million related to TEA, was $7.9 million, flat with the first quarter of 2024.  The remaining increase in total non-interest expense of $0.2 million was due to higher technology and communications expenses recognized by the Bank during the first quarter of 2024.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 79.92% in the first quarter of 2024, 50.2% in the fourth quarter of 2023, and 67.6% in the first quarter of 2023.

Income tax expense was $0.6 million, for an effective tax rate of 21.7%, in the first quarter of 2024 compared with 36.1% in the fourth quarter of 2023 and 23.6% in last year’s first quarter.  The elevated tax rate in the fourth quarter of 2023 reflected the sale of TEA which included significant non-deductible goodwill expense.

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

Balance Sheet Highlights

“We strategically strengthened our balance sheet during the current quarter.  We added $55 million of brokered deposits at favorable rates and lengthened maturities of approximately $40 million of overnight borrowings in order to manage interest rate risk.  Overall, we are confident in our ability to navigate the evolving market dynamics and expect our current liquidity position to be the foundation that supports expected commercial loan growth of approximately 5% in 2024,” commented John Connerton, Chief Financial Officer of Evans Bank.

Total assets were $2.26 billion as of March 31, 2024, an increase of $151 million, or 7%, since December 31, 2023, and $112 million, or 5%, since March 31, 2023.  Interest-bearing deposits at banks increased $161 million from both comparative periods.  In addition, when compared with the prior-year period loans increased $63 million, partially offset by a decrease in investment securities of $98 million.  Since March 31, 2023, commercial real estate loans increased $76 million, while commercial and industrial loans were down $15 million.

Investment securities were $272 million at March 31, 2024, $6 million lower than the end of the fourth quarter of 2023 and $98 million lower than the end of last year’s first quarter.  The Company  sold $78 million of investment securities during the fourth quarter of 2023 and used the proceeds to reduce short-term borrowings. The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.  The Company has the positive intent and ability to hold the remaining portfolio through recovery of value.

Total deposits of $1.89 billion increased $173 million, or 10%, from December 31, 2023, and $41 million, or 2%, from the end of last year’s first quarter.  The change from the sequential quarter largely reflected an increase in brokered time deposits and deposits from municipal relationships.  From a product perspective, deposit increases were in municipal saving deposits of $69 million, brokered time deposits of $55 million, NOW deposits of $37 million, demand deposits of $9 million, and consumer time deposits of $6 million.  Offsetting those increases were lower commercial savings of $3 million.

While the Company has not experienced a significant outflow of deposits, in the event of such occurrences, it has access to alternate sources of funding to meet withdrawal demands.  At March 31, 2024, Evans has $43 million borrowed at FHLB.  Given the current collateral available at FHLB, advances up to $382 million can be drawn on the FHLB via the Company’s overnight line of credit.  Additionally, Evans has the ability to borrow from the Federal Reserve.  At March 31, 2024, Evans had $88 million in short-term borrowings with the Federal Reserve and $5 million in additional availability to borrow against collateral.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.52% at March 31, 2024 compared with 10.37% at December 31, 2023 and 9.13% at March 31, 2023.

Book value per share was $31.62 at March 31, 2024 compared with $32.40 at December 31, 2023 and $28.97 at March 31, 2023.  Reflected in the book value changes are the Federal Reserve’s aggressive interest rate hikes that have resulted in significant unrealized losses on investment securities.  As of March 31, 2024, this amounted to $7.83 per share impact to book value.  Such unrealized gains and losses are due to changes in interest rates and represent the difference, net of applicable income tax effect, between the estimated fair value and amortized cost of investment securities classified as available-for-sale.

Non-GAAP tangible book value per share was $31.29 at March 31, 2024 compared with $32.07 at December 31, 2023 and $26.44 at March 31, 2023. The increase over the prior-year period reflected the sale of TEA, which resulted in significant value creation including growth in tangible book value.

On February 20, 2024, the Company declared a cash dividend of $0.66 per common share, which was paid on April 9, 2024.

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

Webcast and Conference Call

The Company will host a conference call and webcast on Tuesday, April 30, 2024 at 4:45 p.m. ET. Management will review the financial and operating results for the first quarter of 2024, as well as the Company’s strategy and outlook.  A question and answer session will follow.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 8:00 p.m. ET on the day of the teleconference until Tuesday,
May 14, 2024.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13745903, or access the webcast replay at www.evansbancorp.com , where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.3 billion in assets and $1.9 billion in deposits at March 31, 2024.  Evans Bank is a full-service community bank with 18 branches providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski/Craig Mychajluk Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:	cmychajluk@keiadvisors.com
Kathleen Rizzo Young Group VP/Public & Community Relations Director (716) 343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)
	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
ASSETS
Interest-bearing deposits at banks	$164,400	$3,798	$7,468	$10,334	$3,832
Securities AFS	268,476	275,680	334,460	351,595	365,929
Securities HTM	3,611	2,059	2,170	2,241	3,707
Loans	1,721,876	1,720,946	1,704,400	1,670,753	1,658,576
Allowance for credit losses	(22,287)	(22,114)	(21,846)	(21,368)	(21,523)
Goodwill and intangible assets	1,858	1,862	13,629	13,729	13,829
All other assets	122,010	126,432	134,462	127,679	123,920
Total assets	$2,259,944	$2,108,663	$2,174,743	$2,154,963	$2,148,270

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	$399,558	$390,238	$447,306	$442,195	$483,958
NOW deposits	381,798	345,279	324,219	303,159	268,283
Savings deposits	715,495	649,621	698,653	726,687	807,532
Time deposits	394,515	333,623	335,228	314,574	290,141
Total deposits	1,891,366	1,718,761	1,805,406	1,786,615	1,849,914
Securities sold under agreement to repurchase	6,873	9,475	13,447	19,185	9,264
Subordinated debt	31,203	31,177	31,152	31,126	31,101
Other borrowings	131,023	145,123	151,252	140,386	79,637
Other liabilities	24,884	25,908	22,551	18,167	20,103
Total stockholders' equity	$174,595	$178,219	$150,935	$159,484	$158,251

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,521,009	5,499,772	5,483,591	5,477,505	5,462,763
Book value per share	$31.62	$32.40	$27.52	$29.12	$28.97
Tangible book value per share (Non-GAAP)	$31.29	$32.07	$25.04	$26.61	$26.44
Tier 1 leverage ratio	10.52%	10.37%	9.40%	9.43%	9.13%
Tier 1 risk-based capital ratio	13.63%	13.80%	12.04%	12.73%	12.55%
Total risk-based capital ratio	14.89%	15.05%	13.29%	13.98%	13.80%

ASSET QUALITY DATA
Total non-performing loans	$27,977	$27,325	$27,311	$27,789	$24,084
Total net loan charge-offs (recoveries)	93	11	35	35	(4)
Other real estate owned (OREO)	$-	$-	$-	$-	$-

Non-performing loans/Total loans	1.62%	1.59%	1.60%	1.66%	1.45%
Net loan charge-offs (recoveries)/Average loans	0.02%	-%	0.01%	0.01%	-%
Allowance for credit losses/Total loans	1.29%	1.28%	1.28%	1.28%	1.30%

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)
	2024	2023	2023	2023	2023
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income	$25,374	$25,205	$24,292	$23,988	$23,365
Interest expense	11,467	11,259	10,036	8,307	6,040
Net interest income	13,907	13,946	14,256	15,681	17,325
Provision for credit losses	266	282	506	(116)	(654)
Net interest income after provision for credit losses	13,641	13,664	13,750	15,797	17,979

Deposit service charges	681	670	665	645	613
Insurance service and fee revenue	149	1,613	3,498	2,720	2,429
Bank-owned life insurance	246	230	239	238	224
Interchange fee income	466	510	516	528	493
Gain on sale of insurance agency	-	20,160	-	-	-
Loss on sale of investment securities	-	(5,044)	-	-	-
Other income	725	412	638	570	354
Total non-interest income	2,267	18,551	5,556	4,701	4,113

Salaries and employee benefits	7,837	10,251	8,735	8,649	9,413
Occupancy	1,157	1,078	1,109	1,145	1,173
Advertising and public relations	171	296	348	407	156
Professional services	895	1,003	869	808	883
Technology and communications	1,409	1,545	1,517	1,542	1,356
Amortization of intangibles	4	67	100	100	100
FDIC insurance	325	350	350	350	350
Other expenses	1,129	1,710	1,379	1,171	1,071
Total non-interest expenses	12,927	16,300	14,407	14,172	14,502

Income before income taxes	2,981	15,915	4,899	6,326	7,590
Income tax provision	647	5,741	1,281	1,394	1,790
Net income	2,334	10,174	3,618	4,932	5,800

PER SHARE DATA
Net income per common share-diluted	$0.42	$1.85	$0.66	$0.90	$1.06
Cash dividends per common share	$0.66	$-	$0.66	$-	$0.66
Weighted average number of diluted shares	5,519,244	5,497,029	5,490,600	5,474,462	5,475,790

PERFORMANCE RATIOS
Return on average total assets	0.44%	1.90%	0.67%	0.91%	1.07%
Return on average stockholders' equity	5.28%	25.73%	9.06%	12.25%	14.97%
Return on average tangible common stockholders' equity (Non-GAAP)*	5.33%	27.37%	9.90%	13.39%	16.44%
Efficiency ratio	79.92%	50.16%	72.72%	69.53%	67.65%
Efficiency ratio (Non-GAAP)**	79.90%	93.40%	72.21%	69.04%	67.18%

* The calculation of the average tangible common stockholders' equity ratio excludes goodwill and intangible assets from average stockholders equity.

** The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, gains from sale of subsidiaries, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Net Income of $2.3 Million in First Quarter 2024

April 30, 2024

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2024	2023	2023	2023	2023
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AVERAGE BALANCES

Loans, net	$1,703,320	$1,682,177	$1,658,132	$1,646,502	$1,641,162
Investment securities	280,975	327,303	355,870	373,922	382,329
Interest-bearing deposits at banks	18,889	5,916	9,883	7,235	9,824
Total interest-earning assets	2,003,184	2,015,396	2,023,885	2,027,659	2,033,315
Non interest-earning assets	117,646	128,915	135,896	129,793	133,936
Total Assets	$2,120,830	$2,144,311	$2,159,781	$2,157,452	$2,167,251

NOW	347,908	333,893	311,624	281,910	260,242
Savings	658,656	687,223	708,724	776,020	796,793
Time deposits	342,358	335,646	325,667	304,575	257,733
Total interest-bearing deposits	1,348,922	1,356,762	1,346,015	1,362,505	1,314,768
Borrowings	166,948	197,363	192,277	163,338	173,053
Total interest-bearing liabilities	1,515,870	1,554,125	1,538,292	1,525,843	1,487,821

Demand deposits	404,053	409,115	441,149	451,990	503,945
Other non-interest bearing liabilities	23,943	22,880	20,529	18,532	20,487
Stockholders' equity	176,964	158,191	159,811	161,087	154,998

Total Liabilities and Equity	$2,120,830	$2,144,311	$2,159,781	$2,157,452	$2,167,251

Average tangible common stockholders' equity (Non-GAAP)*	175,103	148,673	146,122	147,299	141,111

YIELD/RATE

Loans, net	5.56%	5.43%	5.25%	5.26%	5.16%
Investment securities	2.53%	2.53%	2.48%	2.47%	2.53%
Interest-bearing deposits at banks	1.68%	6.38%	5.29%	4.45%	3.97%
Total interest-earning assets	5.09%	4.96%	4.76%	4.75%	4.66%

NOW	2.30%	2.12%	1.79%	1.24%	0.75%
Savings	2.25%	2.09%	1.85%	1.58%	0.95%
Time deposits	4.24%	3.83%	3.45%	3.10%	2.63%
Total interest-bearing deposits	2.77%	2.53%	2.22%	1.85%	1.24%
Borrowings	5.25%	5.27%	5.14%	4.98%	4.74%
Total interest-bearing liabilities	3.04%	2.87%	2.59%	2.18%	1.65%

Interest rate spread	2.05%	2.09%	2.17%	2.57%	3.01%
Contribution of interest-free funds	0.74%	0.66%	0.62%	0.53%	0.45%
Net interest margin	2.79%	2.75%	2.79%	3.10%	3.46%
* Average tangible common stockholders' equity excludes goodwill and intangible assets from average stockholders equity.